Exhibit 10.dd

PERSONAL AND CONFIDENTIAL

August 18, 2011

Matt Homan

4809 Bruce Avenue

Edina, MN 55424

Dear Matt,

As we have discussed, this letter (“Letter”) confirms the offer to you for the long-term global assignment of a temporary transfer within Polaris Industries, Inc. (“Polaris”), effective August 18, 2011.

Home Information:	Polaris Legal Entity (“Home Company”):	Polaris Industries, Inc.
	Location (“Home Country”):	Edina, Minnesota, U.S.A.

Host Information:	Polaris Legal Entity (“Host Company”):	Polaris Industries, Inc.
	Location (“Host Country”):	Rolle, Switzerland

Global Assignment Job Title:	Vice President - EMEA

Departure Date*:	August 2011
*	or as soon after that date as you are appropriately able to make the transfer

Targeted Assignment Length*:	3 years
*	Subject to the termination provisions described in this Letter, repatriation to the Home Country will occur upon satisfactory completion of the assignment. Your assignment shall not exceed a maximum of three (3) years unless mutually agreed by you and Polaris. Upon repatriation after satisfactory completion of your assignment, Polaris will make reasonable, good-faith efforts to reassign you to a position of authority equal to or greater than your current position.

This offer is subject to you and your dependents receiving medical clearances, foreign government entry documents or visas, and your acceptance of the terms and conditions outlined in this Letter. Except as expressly provided otherwise in this Letter, the terms and conditions of your assignment will be in accordance with such Polaris policies and procedures as are in effect from time to time regarding global assignment, including without limitation the Polaris Industries, Inc. Long Term Global Assignment Handbook (the “Assignment Handbook”). This Letter will supplement all prior employment terms and arrangements between you and the Home Company.

EMPLOYMENT STATUS

The transfer does not change your employment status as an at-will employee of Polaris, but simply confirms and describes your position within Polaris as an expatriate employee under an arrangement between Polaris Home Company and Polaris Host Company to second your employment to that business unit.

JOB

In this assignment, you will be responsible for leading the business in Europe Middle East and Africa region. This will be constituted as its own P&L including the successful acquisition and ownership of inorganic properties consistent with Polaris’ growth agenda. During your assignment, you will initially report to Bennett Morgan, President and Chief Operating Officer and Scott Wine, Chief Executive Officer for the pursuit, closure, integration and ownership of inorganic properties. Your key responsibilities as Vice President-EMEA will be generally consistent with your job description. Polaris may assign you duties different from those described in the job description in order to meet Polaris’ internal organizational requirements.

ANNUAL SALARY AND INCENTIVES

You are being promoted to a B1 level officer effective the date of your assignment with profit sharing target of 80% beginning with the 2012 profit sharing and LTIP target of 80% beginning with the 2012 cycle. Your 2011 profit sharing payout (to be made March 2012) will be pro-rated based on time spent at each level.

Your Polaris earnings will be denominated in U.S. dollars and will initially consist of Base Salary at the annualized rate of $295,000 and any “incentive pay” you may earn as an eligible participant in the Polaris profit sharing plan. Any incentive pay or other bonus payment granted is a unilateral and revocable gratuity, which does not constitute a part of Base Salary, and payment of such amounts over the course of this assignment does not constitute an acquired right. Your total Polaris Salary and Incentives (“Earnings”) will be subject to all applicable payroll taxes and other deductions, including payments under the benefit plans referenced below.

Contingent upon your accepting and commencing this assignment, you will be awarded 5,000 shares of Restricted Stock within the first month of service in your new assignment. These shares have financial hurdles to be finalized, and a four and five year vesting schedule. You will receive official documents with detailed information.

This full arrangement must be formally approved by the Compensation Committee of the Board of Directors and is contingent upon such approval.

GOODS AND SERVICES DIFFERENTIAL

Consistent with Polaris’ global assignment policies and procedures, in addition to your Polaris Earnings and benefit plans and programs, your compensation will include a differential for goods and services in view of cost differences between Host Country and Home Country. The amount of this differential will initially be $10,000 per month and will commence upon your establishment of a residence in the Host Country. This amount may be reviewed periodically and updated as appropriate.

BENEFITS

During your assignment, you will be eligible to participate in various employee benefit plans and programs pursuant to the terms and conditions of the applicable plans and program as in effect from time to time, including without limitation Polaris’ long-term global assignment program. You should consult the Assignment Handbook for details regarding benefits available to you as of the commencement of your assignment.

ADDITIONAL ASSIGNMENT-RELATED BENEFITS

During your assignment, you will be provided various additional, assignment-related benefits, in accordance with Polaris’ long-term global assignment policies and procedures as in effect from time to time. You should consult the Assignment Handbook for details regarding the additional, assignment-related benefits available to you as of the commencement of your assignment. This Letter provides additional details regarding certain assignment-related benefits available to you as of the commencement of your assignment, as follows:

HOUSING ASSISTANCE IN THE HOST COUNTRY	Consistent with its global assignment practices and procedures, Polaris will provide you a housing differential of $10,000 per month for the first year of your assignment to be used for housing and utilities in the Host Country. We understand that you have been unable to find a house satisfactory to you in the Host Country and have opted to enter into a 12-month lease on an apartment instead. If you elect to move to a house after expiration of the lease on your apartment, upon request Polaris agrees to increase your housing differential if necessary up to a maximum of $14,000 per month. In granting any increase, Polaris will consider the factors set forth in the Assignment Handbook regarding determination of housing assistance, and will also consider any extenuating circumstances. You understand and agree that the housing differential is not intended to pay the full cost of Host Country housing, but only to provide assistance in view of cost differences between Host Country and Home Country. This differential will commence upon your establishment of a residence in the Host Country.

EDUCATION REIMBURSEMENT FOR CHILDREN	Pursuant to its policies and procedures for global assignment, Polaris will reimburse the employee for tuition expenses for dependents to attend an equivalent primary or secondary school while in the international country. Consistent with this policy, Polaris will reimburse tuition for all three of your current dependents to attend a private international school while in the Host Country, up to a maximum of $25,000 per school year per child.

EXECUCARE	Employee’s ExecUCare benefit will continue as it is in the home country while you are on assignment.

HOME COUNTRY HOUSING (IN EVENT CANNOT SELL)	If the employee is unable to sell their home and decides to keep it and have it remain vacant while on assignment, Polaris will pay for monthly costs incurred up to a maximum of $250 per month for general home maintenance expenses such as lawn mowing and snow removal. Home maintenance does not include home improvement or landscape improvement projects. If the employee decides to rent or sublet their home while on assignment, Polaris will pay for property/rental management up to a maximum to be determined at that time.

HOME COUNTRY AUTOMOBILES	It is your responsibility to dispose of or store your home country automobiles. Polaris will provide assistance with home country automobile disposal up to a maximum of $100 per vehicle for two vehicles, as follows:

Loss on Sale: The company reimburses the difference between the actual sale price and a management-approved car value reference source (N.A.D.A Used Car Guide in the United States) retail price (less reconditioning) for the make, model, and year of car up to a maximum of 20% of management approved car value reference source.
Reasonable advertising costs are also reimbursed.

Loss on Lease Cancellation: The company reimburses up to a maximum equal to two months of the monthly lease payment amount.

Polaris does not ship a personal automobile to or from the host country location. Polaris does not pay for the storage of a car during the global assignment.

SPOUSAL ASSISTANCE	The #1 reason expatriate assignments fail is due to spousal resistance to new culture and lifestyle.
As a result, Polaris will provide financial assistance to the spouse in the form of a one -time payment of $5,000 to be used for the following:

	•	Employment assistance (resume writing, outplacement service, obtaining a work permit

	•	Recertification

	•	Continuing education

	•	International club memberships

	•	Any other issues associated with the relocation

This assistance is provided only if a spouse accompanies the employee to the host country. Depending on the benefit from a tax perspective, the spousal allowance will either be paid:

	1.	Directly to the employee before the he/she leaves their home country

	2.	Directly to the employee shortly after they arrive in the host country, or

	3.	To the host country

INTEGRATED COMPENSATION

If any other compensation or benefits may be required under Host Country law, Polaris reserves the right to adjust and integrate the total compensation and benefit program to equal the amounts provided under this Letter.

EMPLOYMENT GUIDELINES

The general employment policies and practices of the Host Company apply to you. You are expected to obey the federal, state and local laws of the Host Country and respect the customs and practices of the same. As a Polaris employee, you will remain subject to the obligations of assignment and confidentiality under (1) Your Invention, Copyright and Trade Secret Agreement with Polaris; and (2) The Employees’ Guide: Polaris’ Code of Business Conduct. The terms and conditions of your employment will continue to be governed by the laws of the United States and the State of Minnesota.

NON-SOLICITATION

To protect Polaris’ legitimate business interest in its confidential information, the customer goodwill developed under this assignment and your unique services in this role, you will not, during the continuance of your employment with, and for one year thereafter, without the prior written consent of Polaris: (1) render to a competitor any direct or indirect services which relate to the subject matter of this assignment; or (2) contact any Polaris or Polaris subsidiary international customers related to this assignment to solicit or conduct business for a competitor. “Competitor” means any party in actual competition or intending or preparing to be in competition with Polaris products and/or business in the international market. This obligation does not supersede or replace any other agreement between you and Polaris.

RESIGNATION/TERMINATION

In the event of your voluntary resignation, involuntary resignation or termination without cause during this assignment, Polaris will pay limited costs of relocation to the Home Country to the extent of actual and reasonable transportation expenses (at economy class airfare) and shipping of household goods for you and your accompanying family, provided that: (1) you have given Polaris at least thirty (30) days’ notice of resignation; (2) your departure from the Host Country occurs within thirty (30) days of your separation; (3) you do not voluntarily resign to work for a competitor (as defined in Polaris’ non compete agreement); and (4) you are meeting your obligations under the Employment Guidelines sections of this Letter. This relocation provision expressly excludes any payment associated with re-establishing a new residence in the Home Country. If your employment is terminated for cause or you voluntarily resign without satisfying the foregoing conditions, the Company assumes no responsibly for your relocation or the shipping of your goods.

If you voluntarily resign within 12 months of arrival in the host country, you must pay Polaris 100% of the costs for:

•	Document assistance

•	Cross cultural and/or language training

•	Travel and living expenses

•	Relocation allowance

•	Spousal allowance

•	Shipment of household goods/extra baggage costs

•	Any other assignment related expense paid by Polaris

The settlement of all outstanding payments as a result of the termination shall be accomplished as soon as possible, with the understanding that the time necessary to settle outstanding tax and tax equalization issues may take longer than other matters. In all events, however, the settlement of all such outstanding payments shall occur on or before the last day of your taxable year following the taxable year in which the related expense or obligation was incurred.

COMPENSATION UPON SEPARATION

Subject to the terms of the applicable Polaris employee benefit plans and programs, none of the compensations described in this Letter except Polaris Earnings (salary) will be eligible for calculation of any entitlement upon separation from employment.

ACKNOWLEDGEMENT AND ACCEPTANCE

Please acknowledge your understanding and acceptance of this global assignment offer by signing and dating this Letter and returning it to me. The copy is for your records.

/s/ Matt Homan
Matt Homan

/s/ Bennett Morgan
Bennett Morgan, President and COO

/s/ Jim Williams
Jim Williams, VP HR